Exhibit p(v)

Champlain Investment Partners, LLC

IA Policies and Procedures Manual

7/21/2005 to Current

Code of Ethics

Policy

Champlain Investment Partners, LLC, as a matter of policy and practice, and consistent with industry best practices and SEC requirements (new SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, which is applicable if the firm acts as investment adviser to a registered investment company), has adopted a written Code of Ethics covering all supervised persons. Our firm’s Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions. The firm’s current Code of Ethics, and as amended, is incorporated by reference and made a part of these Policies and Procedures.

CODE OF ETHICS Policy Statement

Champlain Investment Partners, LLC (Champlain) sets high ethical standards of business conduct that reflect our fiduciary obligation to our clients, as well as compliance with federal securities laws. In order to uphold these standards, Champlain has adopted the following Code of Ethics.

No employee of Champlain shall have any position with, or a “substantial interest” in, any other business enterprise operated for a profit, the existence of which would conflict, or might conflict, with the proper performance of his/her duties, or responsibilities to the Company or which might tend to affect his/her independence of judgment with respect to transactions between the Company or its investment clients, and such other business enterprise, without prior full and complete disclosure thereof. Each employee who has such a conflicting, or possibly conflicting, interest with respect to any transaction which he/she knows is under consideration by the Company, any affiliate thereof, or its investment clients, is required to make timely disclosure thereof, so that it may be part of the Company’s consideration of the transaction.

Rules of Conduct: In order to implement the foregoing Policy Statement but without limiting its intent, the following Rules are adopted:

1.	No employee should accept gifts, gratuities or favors of any kind from any person, firm or corporation doing business, or having the potential to do business with the Company or its investment clients, under any circumstances from which it could be reasonably inferred that the purpose of the gift, gratuity or favor could be to influence the employee in the conduct of Company or affiliated transactions with the donor; provided, however, that this section shall not be interpreted to prohibit (i) allowing business contacts to pay for meals and entertainment, excluding transportation and accommodations, which an officer or employee attends, or (ii) gifts of items with a value not exceeding $100 annually.

2.	Bribes, kickbacks, and other illegal payments to or from any individual with whom the Company does business or hopes to do business, in any form, for any purpose, are absolutely prohibited.

3.	Employees certify upon hiring and annually thereafter any disciplinary history regarding investment related activities, or any conduct that would have a potentially disqualifying effect upon the employee’s investment related activities. Any disciplinary actions brought against an employee must be promptly disclosed to the Director of Compliance.

4.	The accuracy and completeness of account entries and classifications are to be strictly maintained at all times. Entries must be made in such a manner that their nature is clearly discernible to management and to the Company’s independent auditors.

5.	No employee of the Company shall be a director, officer, associate, partner, agent or employee of any other business enterprise, or shall have any financial interest in any other financial institution, or in any firm with whom the Company or any affiliate does business, without first having secured written permission from the Chief Investment Officer or Chief Operating Officer.

6.	No employee of the Company shall knowingly or intentionally trade, directly or indirectly, against the Company’s investment clients in any of their respective securities or in any securities which they each may respectively purchase, hold or sell, or, knowingly or intentionally, enter into, advise or permit any security transaction inconsistent with the best interests of the Company’s investment clients.

7.	Each employee of the Company shall file within ten days after the close of each calendar quarter, with the Director of Compliance, a complete and accurate report of all transactions in securities of which he/she has knowledge, made by or for his/her account or any immediate member of his/her family or any trust, partnership, corporation, syndicate or account as to which he/she, directly or indirectly has control or has participation in investment policies. Every such report shall be dated the date of its submission and shall contain the following information:

(A) With respect to any transaction during the quarter in a security in which the reporting person had any direct or indirect ownership: (1) The date of the transaction and the title and amount of the security involved; (2) The nature of the transaction (i.e., purchase, sale or other acquisition or disposition); (3) The price at which the transaction was effected; and (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

(B) With respect to any account established by a reporting person during the quarter for the direct or indirect benefit of such person: (1) The name of the broker, dealer or bank with whom such person established the account; and (2) The date the account was established. A designated individual will distribute the report forms at least five business days prior to the end of a quarter, with a reminder that the forms are required by law to be submitted to him/her within 10 days after the end of the quarter. All such reports shall be reviewed by compliance, who shall indicate in writing on each form that it has been reviewed by him or her.

(C) Each employee of the Company shall file, within ten days of first becoming an employee, and once per year, the following information (in the case of the annual holdings report, must be current as of a date no more than 30 days before the report is submitted, and in the case of the initial holdings report, must be current as of the date on which the person became an employee of the Company), in a report dated the date of its submission: (1) The title, number of shares and principal amount of each security in which the reporting person had any direct or indirect beneficial ownership; (2) The name of any broker, dealer or bank with whom the person maintains an account in which any securities are (or in the case of the initial holdings report, were at the time such person became an officer, director, trustee or employee) held for the direct or indirect benefit of the person. (3) A person need not make a report under paragraph (a) or (b) above with respect to transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control. All such reports shall be reviewed by compliance, who shall indicate in writing on each form that it has been reviewed by him or her.

7. Employees of the Company shall not under any circumstances acquire securities in an initial public offering.

8. Employees of the Company shall not invest in private placements except after having obtained the prior approval of compliance, which approval will be granted only in exceptional circumstances in which it is clear that the investment opportunity is not appropriate for the Company’s clients or will not interfere with a client’s participation in the investment, and is not being offered to the individual as a result of his or her position with the Company.

9. Employees of the Company shall not trade in any security while the Company has any pending client buy or sell orders in the same security.

10. Purchases by employees of the Company in individual equity securities will be restricted to those, which have total market capitalization of at least $25 billion, or in options on such securities. Employees are permitted to short positions in individual securities with market capitalization in excess of $25 billion; buys to cover these shorts are permitted as long as the managed portfolios are not active in these names.

11. Employees of the Company shall not serve on boards of directors of publicly held companies, in the absence of prior approval from the Chief Investment Officer and Chief Operating Officer based on a finding that the board service is in the best interests of the Company.

12. The Company shall have in place at all times procedures under which (a) all securities transactions by its personnel are pre-cleared, except for transactions in mutual fund shares, exchange traded funds, government securities, commercial paper, index options and futures. All such pre-clearances are to be requested and issued by written communications using the Company’s email system, and all such pre-clearances to be valid only for the remainder of the trading day on which they are issued, (b) its personnel are required to direct their broker to send duplicate copies of confirmations of securities trades to a designated compliance official of the advisor, (c) trades executed after pre-clearance is given are monitored, and (d) its personnel annually certify compliance with the Company’s procedures listed above in the Code of Ethics.

Definitions As used herein, the following definitions shall apply:

1. “Substantial interest” shall mean (a) beneficial ownership of 0.5% or more of the voting stock of any public corporation; (b) an interest valued at more than $5,000 or an ownership of more than 10% in a closely held corporation; or (c) any interest for gain or profit in any other business or profession with which to his knowledge the Company’s investment clients invest in, purchase from or sell to, other than in marketable securities.

2. “Purchase or sale of a security” includes the writing of an option to purchase or sell a security.

3. “Security held or to be acquired” by the Company means any security as defined above which is being, or within the past thirty days has been; (a) held by the Company; or (b) considered by the Company or its investment clients for purchase by the Company or by its investment clients.

4. “Security” means any note, stock, treasury stock, bond, debenture, affiliated open-end mutual fund, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by unaffiliated open-end mutual funds.

If you should at any time have any question as to the application of the above, please consult with Wendy Nunez.

Background

In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17-j-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel.

The new Code of Ethics rule had an effective date of 8/31/2004 and a compliance date of 2/1/2005. Among other things, the Code of Ethics rule requires the following:

•	setting a high ethical standard of business conduct reflecting an adviser’s fiduciary obligations;

•	compliance with federal securities laws;

•	access persons to periodically report personal securities transactions and holdings, with limited exceptions;

•	prior approval for any IPO or private placement investments by access persons;

•	reporting of violations;

•	delivery and acknowledgement of the Code of Ethics by each supervised person;

•	reviews and sanctions;

•	recordkeeping; and

•	summary Form ADV disclosure.

An investment adviser’s Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.

Responsibility

Wendy Nunez has the primary responsibility for the preparation, distribution, administration, periodic reviews, monitoring our Code of Ethics, practices, disclosures, sanctions and recordkeeping.

Procedure

Champlain Investment Partners, LLC has adopted procedures to implement the firm’s policy on personal securities transactions and our Code of Ethics and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended, as appropriate, which include the following:

•	Formal adoption of the firm’s Code of Ethics by management.

•	The Director of Compliance annually distributes the current Code of Ethics to all supervised persons and to all new supervised persons upon hire.

•	Each supervised person must acknowledge receipt of the firm’s Code of Ethics initially upon hire and annually and return a signed acknowledgement/certification form to the Chief Compliance Officer.

•	The Chief Compliance Officer, with other designated officer(s) annually reviews the firm’s Code of Ethics and updates the Code of Ethics as may be appropriate.

•	The Director of Compliance periodically reviews access persons’ personal transactions/holdings reports. The Chief Compliance Officer, or his/her designee, retains relevant Code of Ethics records as required, including but not limited to, Codes of Ethics, as amended from time to time, acknowledgement/certification forms, initial and annual holdings reports, quarterly reports of personal securities transactions, violations and sanctions, among others.

•	The firm provides initial and periodic education about the Code of Ethics, and each person’s responsibilities and reporting requirements, under the Code of Ethics.

•	The firm’s Form ADV Part II is amended and periodically reviewed by the Chief Compliance Officer to appropriately disclose a summary of the firm’s Code of Ethics.

•	The Chief Compliance Officer is responsible for receiving and responding to any client requests for the firm’s Code of Ethics and maintaining required records.